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                                                                  EXHIBIT H(14)

                           WEBSITE SERVICES AGREEMENT

         This Website Services Agreement (including all schedules hereto, the "Agreement") is dated as of July 1, 2004, among BISYS Fund Services Ohio, Inc., an Ohio corporation ("BISYS"), Performance Funds Trust ("Company"), a Delaware business trust having its principal place of business at 248 East Capitol Street, Jackson, Mississippi 39201 and Trustmark Investment Advisors (the "Manager"), a Registered Investment Advisor having its principal place of business at 248 E. Capitol Jackson, Mississippi 39201.

         WHEREAS, the WebSolutions Division of BISYS is engaged in the business of providing and servicing certain products that mutual funds and fund managers can use to provide fund investors and investment professionals ("Users") with the ability to obtain information and/or implement certain transactions in the funds through the use of the Internet;

         WHEREAS, the Company desires to obtain certain products and the associated services offered by BISYS for use with respect to certain investment portfolios (as designated from time to time by the Company and agreed by BISYS) of the Company ("Funds") and BISYS is willing to provide such products and services to the Company in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

1. BISYS PRODUCTS AND SERVICES

         1.1. Site and Products. BISYS will develop and host a website (the "Site") containing the "Products" described in Schedule A to this Agreement.

         1.2. Services. BISYS will provide the implementation services described in Section 2 and the maintenance services as described in Schedule A to this Agreement (collectively, the "Services"). BISYS shall provide the Site subject to the Standard Service Level Agreement attached as Schedule D.

         1.3. Ownership and Site Hosting. Although the Site will be customized for the Company, the Site, all Products, and the source code and object code associated with any of the foregoing will remain the property of BISYS. Except as explicitly provided herein, neither the Company nor the Manager will (i) make the Site, any Product, or any documentation provided by BISYS related to the Site or any Product ("Documentation") available to any third party, including by sublicense; (ii) copy, adapt, reverse engineer, decompile, disassemble or modify, in whole or in part, the Site, any Product or any Documentation; or
(iii) use the Site or any Product in or as a time-sharing, outsourcing or service bureau environment.

         1.4. Administrators. The Company or the Manager may designate certain individuals as "Administrators". Administrators will have the ability to access other User information and may be able to change, input, or otherwise edit certain information related to a Product, as described on the relevant schedule.


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         1.5. Updates. From time to time BISYS may offer upgraded versions of a
Product. The Company will have the option of purchasing any upgrade at such time at the price included in BISYS's notification to the Company of such upgrade. The Company is not required to purchase upgrades; however, BISYS may discontinue support and/or maintenance of older versions of any Product upon 60 days' notice to the Company if BISYS has provided the older version to the Company, along with related support and maintenance as required hereunder, for a period of at least two (2) years.

         1.6. No Incorporation. All Products and Services hereunder are limited to those specifically described herein and do not include any other products or services that may be rendered by BISYS and its affiliates under other agreements. All rights, obligations and liabilities attributable to services covered under such other agreements shall be governed by those agreements.

2. IMPLEMENTATION AND ACCEPTANCE

         2.1. Implementation. The implementation is carried out according to a "Project Plan". The Project Plan is created by BISYS with input provided by the Company and the Manager and includes specifications, standard customizations, any enhanced customizations, acceptance & testing protocols and a timeline for completing implementation. Only when the Project Plan is approved in writing by both the Company and BISYS will implementation work commence. All timeframes in the Project Plan will be estimates unless otherwise expressly agreed therein, and in any event will depend, in part, upon information provided by and certain performance obligations of the Company. Notwithstanding the foregoing, BISYS shall promptly take all reasonable efforts to meet the timeframes set in any Project Plan. BISYS will not be responsible for any delay due to failure to deliver, or any change or inaccuracy in, information provided by the Company or the Manager, or failure by the Company or the Manager to perform their respective obligations set forth in the Project Plan.

         2.2. Within thirty (30) business days after BISYS delivers each Product, the Company will give BISYS a written notice of either acceptance or rejection setting forth each error, problem or defect in a Product that causes it to fail in a material manner to meet the specifications set forth in the relevant schedule (a "Material Deficiency"). If the Company does not give BISYS written notice of rejection within such 30-day period, then the Company will be deemed to have accepted the Product.

         If the Company gives BISYS timely written notice of rejection, BISYS will correct the specified Material Deficiency as soon as reasonably practicable after receiving the notice. Within thirty (30) business days after BISYS delivers a revised Product, the Company will give BISYS a written notice of either acceptance or rejection setting forth each Material Deficiency in the revised Product. If the Company does not give BISYS written notice of rejection within such 30-day period, then the Company will be deemed to have accepted the corrected Product. If the Company gives BISYS a written notice of rejection, then the Company may opt to have BISYS continue to correct any Material Deficiencies or to cancel the Product. If the Company opts to cancel a Product, the Company will not have to pay BISYS any additional compensation for the rejected Product or Services related thereto, and BISYS will, within thirty (30) days of notification of cancellation, refund to the Company any fees paid by the Company for such


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Product, other than fees expressly agreed in writing as not refundable.
Rejections or cancellations of any particular Product will not affect other Products that the Company has accepted or that are subsequently delivered.

         The Company may not reject any Product that it has subscribed for in the absence of a Material Deficiency.

3. SITE CONTENT; USE OF INTELLECTUAL PROPERTY.

         3.1. BISYS Content. The Company and the Manager agree and acknowledge that the Site and the Product(s) will contain BISYS Content and BISYS Marks. "BISYS Content" means all text, information, data and images included or to be included in the Product, excluding the Company Content and the Company Marks, and may include content obtained by BISYS from a third-party that has the intellectual property rights to such content ("Third-Party Provider"). "BISYS Marks" means the names, trademarks and service marks of BISYS and its Affiliates as they may be amended or supplemented from time to time. "Company Content" means any data specifically regarding one or more Funds (e.g., share price, investment objective, prospectus), images provided by the Company or the Manager or developed by BISYS based on the Company specifications for use in connection with the customization of the Product(s), or other text, information, data or images provided to BISYS by Company for incorporation on the Site. "Company Marks" means the names, trademarks and service marks of the Company, the Manager and their Affiliates, as may be amended or supplemented from time to time. "Affiliate" means any person or entity directly or indirectly controlling, controlled by, or under common control with the subject person or entity. BISYS retains complete editorial freedom in the form and content of BISYS Content and will notify the Company promptly of alterations in BISYS Content, and will notify in advance when practical. BISYS may insert the following notice or a similar notice onto each screen that contains any part of BISYS Content:
"Copyright [ ] BISYS Fund Services Ohio, Inc. All rights reserved. Republication or redistribution of content, including by linking, framing or similar means, is expressly prohibited without BISYS's prior written consent. BISYS will not be liable for any errors or delays in the content of this website, or for any actions taken in reliance thereon."

         3.2. License to the Company. BISYS grants to the Company, during the Term, the, non-exclusive, non-transferable right, subject to the terms and conditions of this Agreement, to:

         3.2.1. use the Site and the Product(s) for the purposes and in the manner described herein.

         3.2.2. distribute the text, information, data, and images included or to be included on the Site, including BISYS Content and BISYS Marks, by providing a uniform resource locator ("URL") to Users or by having on any other website owned or licensed and operated or sponsored by the Company or the Manager (a "Company Site") the URL or an icon, logo, highlighted or colored text, figure or image representing the URL on which a person may click to access the Site (each, a "Hypertext Link"). BISYS will provide the Company with all necessary information to maintain such Hypertext Link, and will not change any URL for the Site without at least five (5) days' written notice to the Company.


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         3.3. Use of BISYS Content. Except as expressly permitted under this
Agreement, neither the Company nor the Manager may use, copy, disseminate, publish, display, distribute, disassemble or make derivative works from BISYS Content or BISYS Marks without BISYS's prior written consent, including in any advertisement or promotional literature concerning the Site. The Company and the Manager will (a) use BISYS Content and BISYS Marks in accordance with all applicable United States and international laws; (b) without BISYS's prior written consent, not modify or edit BISYS Content or BISYS Marks or store, display or reproduce them in any manner other then the exact form in which BISYS provides them to the Company or the Manager for such purpose; and (c) comply with any limitations or restrictions placed by BISYS or any Third Party Provider on the use, display or distribution of any BISYS Content or BISYS Marks that are disclosed to the Company or the Manager in writing, including any restrictions set forth in any schedules or on the Site, provided such limitations or restrictions do not materially impair the functionality or accessibility of the Site as contemplated hereunder for the Company or Users. Any additions or modifications to the Site, Product(s), Services or BISYS Content requested by the Company are subject to review and approval or rejection at BISYS's sole discretion. No additions or modifications will be made to BISYS Marks.

         3.4. Third-Party Linking and Framing. Neither the Company nor the Manager will solicit or encourage third-party Internet sites or on-line services (collectively, "Other Sites") to provide a Hypertext Link directly to the Product or permit any Other Site to frame any Product, in part or in whole, such that any BISYS Content or BISYS Mark appears on the same screen as such Other Site. To the extent that it is not technologically feasible to prevent such framing, upon BISYS's request, the Company and the Manager will cooperate with BISYS in causing any Other Site to cease and desist from such framing at BISYS's expense. The Company and the Manager acknowledge that BISYS will not be responsible for the content of any Other Site or any Company Site that may be linked to or from the Site, and will indemnify BISYS for any liabilities, damages, losses, or expenses, including reasonable attorney's fees, and expenses and costs of investigation (collectively, "Damages") arising from or as a result of any linking or framing.

         3.5. License to BISYS. The Company grants to BISYS, during the Term, the non-exclusive, non-transferable right, subject to the terms and conditions of this Agreement, to use Company Content and Company Marks solely in connection with developing the Site and making the Product(s) available to Users. Except as expressly permitted in this Agreement, BISYS may not use, copy, disseminate, publish, display, distribute, disassemble or make derivative works from Company Content or Company Marks without the Company's prior written consent.

         If the Company provides the URL for the Site, the Company grants to BISYS, during the Term, the right, subject to the terms and conditions of this Agreement, to use such URL and the associated domain name.

         3.6. Use of Company Content. Except as expressly permitted under this Agreement, BISYS may not use, copy, disseminate, publish, display, distribute, disassemble or make derivative works from Company Content or Company Marks without the Company's prior written consent, except that BISYS may list the Company in its publicly available customer list.


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         3.7. Assignment of Rights. To the extent that any intellectual property rights of any party (the "IPR Party") may, by operation of law or otherwise, vest in another party hereto (the "Vested Party"), the Vested Party will, at the IPR Party's request and expense, irrevocably assign such intellectual property rights to the IPR Party or an entity the IPR Party designates. The Vested Party will promptly notify the IPR Party of any infringement or threatened infringement of any of the IPR Party's intellectual property rights, and will provide reasonable assistance to the IPR Party (at the IPR Party's expense) in any efforts to prevent such infringement or threatened infringement.

         3.8. Site Compliance. Notwithstanding anything else in this Agreement, the Company will (i) provide BISYS with any and all disclaimers and other information required under applicable laws and regulations to be disclosed to Users on the Site or otherwise desirable given the information available on and transactions that may be undertaken on the Site, and (ii) comply with, and ensure that all content and information that appears on the Site complies with and satisfies, in all material respects, all relevant law and regulations, including, without limitation, securities solicitation, disclosure and delivery requirements.

4. PRODUCT AVAILABILITY AND SUPPORT

         4.1. Product Availability. Subject to Section 4.2, BISYS warrants that the Site will be available 99% of the time 24 hours per day, seven days per week other than during scheduled maintenance downtime. Scheduled maintenance downtime may be conducted up to two (2) weekends a month from Saturday @ 8:00 AM Eastern time through Sunday @ 8:00 PM Eastern time. BISYS will give reasonable notice to the Company before scheduled maintenance. Notwithstanding the foregoing, BISYS is not responsible for the Company's or any User's inability to access the Site due to difficulties arising from or caused by problems with the frame relay telecommunications network, Internet black-outs and/or slowdowns, or the Company's or any User's computer system or Internet access service.

         4.1.1. BISYS will notify the Company of unscheduled downtime within a reasonable amount of time.

         4.1.2. In order to access and use the Site, the Company and Users must use Netscape Navigator (at least version 6.0), Microsoft Internet Explorer (at least version 5.5), or an alternate web browser that supports SSL encryption, frames, Java and Java script. The Company is responsible for advising Users of this requirement.

         4.2. Disaster Recovery. BISYS will maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, BISYS will provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and will not be liable for, any damage, loss of data, delay, inability to access or use the Site, or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, natural disasters, terrorist actions, actions or decrees of governmental bodies, and equipment, communication line or power grid failures ("Force Majeure Events"). In the event of a Force Majeure Event or any other event beyond BISYS's reasonable control, BISYS will follow


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applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

         4.3. Product Support. BISYS will provide technical support to the Company for the Site, the Product(s) and the Services 24 hours a day, 7 days per week (support during non-business hours is limited to unexpected system downtime, as specified below). BISYS will not provide (i) support for communication problems not directly related to failure of BISYS's equipment or systems (e.g., problems with browsers or Internet connection or (ii) User support.

         BISYS will provide the Company with the name, telephone number and email address for the following Product support contacts:

         Company Relationship Manager:   Available 8:00 am - 5:00 pm eastern
                                         time Monday through Friday

         24-hour Beeper:                 Available 5:00 pm - 8:00 am eastern
                                         time Monday through Friday and on
                                         weekends (used only to report that
                                         the system is unexpectedly down)

         4.4. Security. BISYS is responsible for ensuring that the Site is protected by reasonable security measures to minimize the potential for unauthorized access or use of the Site. The following security features are currently included (items marked with * are not applicable to the WebFund(TM) Public Site), but may be replaced at any time (without notice or consent) with upgraded alternate features that provide at least the same level of security:

         4.4.1.   Secure log-on using 128 bit Secure Socket Layer encryption*;

         4.4.2.   Password protection and lock-out after three attempts;*

         4.4.3.   Firewall protection;

         4.4.4.   Anti-intrusion software; and

         4.4.5.   Time-out functionality*.

         4.5. User ID Administration.

         4.5.1.   For Products other than WebFund(TM):

                  (i) Investors will receive a valid User ID at the time of registration by providing required information, including taxpayer ID and a valid Fund account number. No authorization will be required for investor Users to begin using the Site immediately after registration. The Company and the Manager may notify BISYS to disable a User ID, but nothing will prevent the affected investor from re-registering with a new User ID.

                  (ii) Investment professionals will receive a valid User ID at the time of registration by providing required information, including brokerage affiliation information. An investment professional User will not be able



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                           to access or use the Site until an Administrator has
                           approved the registration. The Company and the Manager are responsible for notifying BISYS if any investment professional User ID should be disabled and for access by any person who obtains an investment professional User ID (other than through BISYS's gross negligence or willful misconduct) without the Company's or the Manager's approval.

                  (iii) Administrators will be granted a valid Administrator ID by BISYS at the request of the Company or the Manager. The Company and the Manager are responsible for determining who should receive Administrator IDs (including the ability to use the Administration Module functions described on Schedule A) and for notifying BISYS if any Administrator ID should be disabled and for access by any person who obtains an Administrator ID (other than through BISYS's gross negligence or willful misconduct) without the Company's or the Manager's approval.

         4.5.2. User IDs for the secure WebFund(TM) Product will be given to persons approved by the Company or the Manager. The Company and the Manager are responsible for determining who should receive such User IDs, for notifying BISYS if any such ID should be disabled, and for access by any person who obtains a User ID (other than through BISYS's gross negligence or willful misconduct) without the Company's or the Manager's approval.

         4.6. User Agreement. Access to and use of the Site (other than WebFund(TM)Products) will require Users to agree to a "User Agreement", the form of which is attached hereto as Schedule B.

         4.7. Monitoring. BISYS reserves the right to monitor access to and use of the Site and Product by the Company and Users or any other party.

5. FEES AND CHARGES

         5.1. Fees. The Company or the Manager will pay to BISYS the fees for each Product as set forth on Schedule C hereto.

         5.2. Out-of-Pocket Expenses. The Company or the Manager will reimburse BISYS for all reasonable and necessary travel, and any and all other out-of-pocket expenses incurred by BISYS in the performance of BISYS's duties under this Agreement, provided any expenses in excess of $100 per day and $1500 per month are first approved in writing by Company. BISYS shall maintain documentation of all expenses for inspection by Company for a period of seven
(7) years.

         5.3. Payment. Except as otherwise provided in this Agreement, the Company or the Manager will pay all fees, charges and expenses due under this Agreement in full without any set-off or deduction, within 30 days of invoice. BISYS may change the maintenance fees set forth on any schedule upon 60 days' prior written notice to the Company; provided that BISYS will not increase any fees within one (1) year of the launch of the relevant Product, and in no event shall maintenance fees increase by greater than five (5%) per cent annually, BISYS' pass


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through of third party software license fees shall not be considered in the five (5%) percent limit of this paragraph. .

         5.4. Taxes. The Company and the Manager are solely responsible for any applicable sales, use, goods and services, value added or other taxes payable on account of the Products and Services provided under this Agreement or resulting from access and use of the Site by the Company or Users (other than taxes levied or imposed on BISYS's income).

6. CONFIDENTIALITY; PRIVACY

         6.1. Confidential Information. For purposes of this Section 6, "Confidential Information" means all information which relates to the business, affairs, products, developments, trade secrets, know-how and personnel of either the Company and the Manager, on the one hand, or BISYS, on the other, which may reasonably be regarded as the confidential information or trade secrets of a party. Confidential Information includes information disclosed by any party during presentations, discussions and negotiations regarding the Products and Services that took place prior to the execution of this Agreement and, in the case of BISYS, object code and source code of the Site and/or the Products.

         6.2. Disclosure. Each party agrees that (i) it will only disclose the other party's Confidential Information to its employees and agents who need-to-know ("Permitted Persons") and (ii) it will take all commercially reasonable steps necessary to protect the confidentiality of the other party's Confidential Information and will not use the same for its own commercial advantages. Each party agrees it will not, and will not authorize any of its Permitted Persons, to divulge, use or publish any Confidential Information except in accordance with the terms of this Section 6, and that it will advise the Permitted Persons of the restrictions under this Section 6 of this Agreement.

         6.3. Exceptions. Each party agrees that it will not disclose the other party's Confidential Information to any unaffiliated third parties, except (a) in the case of disclosure by BISYS, to any agent or third party vendor permitted to be used by BISYS hereunder in providing the Products or performing the Services, provided that such disclosure will be limited to information that is needed by such agent or vendor for the provision of the Services and, provided further, that further dissemination inconsistent with this provision will be prohibited by written confidentiality restrictions, (b) to its own financial or legal advisers on a need-to-know basis (in either case in such manner as to ensure no further dissemination), (c) with the written consent of the other party, or (d) as may be required by law or legal process, provided that in such case such party will promptly notify the other party of any such requirement for disclosure, and to the extent practical afford the other party a reasonable opportunity to seek appropriate protective orders.

         Neither party will have any obligation with respect to any Confidential Information of the other which (a) is independently developed by the receiving party; (b) is in the public domain or which becomes publicly known without a breach of this Agreement by the party availing itself of this exception; (c) is or was disclosed to it by a third party not under an obligation of confidentiality to the disclosing party of which the receiving party should reasonably be aware and without a direct or indirect breach of this Agreement; or (d) except as provided herein, is


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demonstrably known to the party availing itself of this exception prior to entering into this Agreement.

         6.4. Equitable Relief. The parties further agree that a breach of this
Section 6 by a receiving party would irreparably damage the other party, and accordingly agree that each party will be entitled to an injunction or other equitable relief to prevent the breach or a further breach of this provision.

         6.5. Privacy. In accordance with the Securities and Exchange Commission's Regulation S-P ("Regulation S-P") non-public personal information relating to consumers or customers of any Fund provided by, or at the direction of the Company, or the Fund to BISYS, or collected or retained by BISYS in the course of performing Services, will be considered confidential. BISYS will not use such information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it will not disclose such information to any person or entity other than (a) affiliates of BISYS to the extent necessary to carry out its obligations under this Agreement, (b) non-affiliated third parties who have entered into written contractual arrangements protecting such information with BISYS and only to the extent necessary to carry out BISYS's obligations under this Agreement, (c) at the direction of the Company or any Fund, (d) as permitted by law or (e) as required by law (which may include applicable anti-money laundering laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Company represents to BISYS that each Fund has adopted a Statement of its privacy policies and practices as required by the Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

7. LIMITATION OF LIABILITY

         7.1. Accuracy/Reliability. Although BISYS makes reasonable efforts to ensure the accuracy and reliability of the Products and Services, none of BISYS, its Affiliates, or their respective officers, directors, and employees, will be liable for any Damages suffered or incurred by the Company or the Manager or any third party arising out of (a) any faults, interruptions or delays in the Site, the Products or the Services; or (b) any inaccuracies, errors or omissions in the Site, the Products, the Services, or BISYS Content, except insofar as those faults, interruptions, delays, inaccuracies, errors or omissions arise due to the gross negligence or willful misconduct of BISYS.

         7.2. Responsibility for User Activity. The Company and the Manager solely and exclusively responsible for any and all risks associated with User access to and use of the Site, including verification of the suitability of all transactions, approval or authorization of investment professional User IDs, Administrator IDs, and User IDs for the secure WebFund(TM) Product and for notifying BISYS to terminate any such ID, misuse of the Site or violation of the User Agreement by any User, and access to and use of the Site by any party who obtains ID information (other than through BISYS's gross negligence or willful misconduct).

         7.3. NO IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, BISYS MAKES NO WARRANTIES, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN LAW OR IN FACT, ORAL OR IN


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WRITING, AS TO THE SERVICES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY, GUARANTEE OR REPRESENTATION MADE BY THE OTHER EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.

         7.4. LIMITATION OF DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE FOR DAMAGES THAT WOULD NOT REASONABLY BE CONSIDERED AS ARISING NATURALLY, i.e., ACCORDING TO THE USUAL COURSE OF THINGS, FROM A BREACH OF THIS AGREEMENT, OR THAT WOULD NOT REASONABLY BE SUPPOSED TO HAVE BEEN IN THE CONTEMPLATION OF THE PARTIES, AT THE TIME THEY ENTERED INTO THIS AGREEMENT, AS THE PROBABLE RESULT OF THE BREACH OF IT, GIVEN INDUSTRY STANDARDS AND OTHER RELEVANT FACTORS.

         7.5. Aggregate Liability. Despite any contrary provision in this Agreement, in no event will BISYS's aggregate liability to any other party for Damages arising out of or in connection with this Agreement exceed twice the total amount of compensation paid to BISYS under this Agreement during the twelve (12) months immediately prior to the date on which the alleged Damages were claimed to have been incurred, regardless of the cause or form of action; except for a breach of Section 6, Section 8.2, or clause (a) of Section 9.2.

8. REPRESENTATIONS AND WARRANTIES

         8.1. General. Each of the parties represents and warrants to the other party as of the date of this Agreement that:

         8.1.1. It is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction under which it was formed, and has all corporate or other powers and all licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted;

         8.1.2. The execution, delivery and performance by it of this Agreement (a) are within its corporate or other powers, (b) have been duly authorized by all necessary corporate or other action, and (c) will not violate its organizational documents or law, judgment, injunction, order or decree applicable to it, and

         8.1.3. This Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

         8.2. BISYS Representations and Warranties. BISYS represents and warrants that:

         8.2.1. BISYS has, or has obtained, all the necessary rights and permissions to grant the license granted in Section 3.2 hereof and to provide the Services as described herein. (All rights with respect to BISYS Content, BISYS Marks, the Products and the Services, whether existing on the date of this Agreement or coming into


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                  existence at a later date, that are not expressly granted to the Company in this Agreement are reserved to BISYS.)

         8.2.2. BISYS will perform all Services required by this Agreement in accordance with laws applicable to BISYS.


         8.3. Company Representations and Warranties. The Company represents and warrants that it has, or has obtained, all the necessary rights and permissions to grant the license granted in Section 3.5 hereof. All rights with respect to Company Content or Company Marks, whether existing on the date of this Agreement or coming into existence at a later date, that are not expressly granted to BISYS in this Agreement are reserved to the Company.

9. INDEMNIFICATION

         9.1. Indemnification by the Company. The Company and the Manager will indemnify and hold BISYS and its Affiliates and their respective officers, directors, employees, and agents harmless from and against any and all liabilities, judgments, damages, losses, or expenses, including reasonable attorney's fees, and expenses and costs of investigation (collectively, "Damages") resulting from or arising out of (a) the use by the Company, the Manager and/or Users of the Site and the Product(s) or provision of the Services, (b) any claim of a third party that any Company Content or any Company Mark infringes any third party's intellectual property rights; or (c) a material breach by the Company or the Manager of any of their respective duties or obligations, or representations and warranties in this Agreement; provided, however, that neither the Company nor the Manager will have any indemnity obligation for any Damages to the extent they arise from BISYS's negligence, gross negligence or willful misconduct.

         9.2. Indemnification by BISYS. BISYS will indemnify, defend, and hold the Company and the Manager harmless from and against any and all Damages resulting directly and proximately from (a) any claim of a third party that any BISYS Content or any BISYS Mark infringes any third party's intellectual property rights, (b) a material breach by BISYS of its representations and warranties in this Agreement, or (c) BISYS's gross negligence or willful misconduct in the performance of its duties and obligations hereunder.

         9.3. Indemnification Procedures. The indemnification rights hereunder will include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein will apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party will be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith will not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party will act reasonably and in accordance with good faith business judgment and will not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent will not be withheld or delayed unreasonably.

         The indemnifying party will be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval will not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party will bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein will indefinitely survive the termination of this Agreement.

10. TERM AND TERMINATION

         10.1. Term. This Agreement will become effective upon the date first set forth above, and will continue in effect for a period of one year following the launch date of the Site (the "Initial Term"). This Agreement will automatically continue for successive one-year periods (each, a "Rollover Term") unless written notice of non-renewal is provided by one party to the other at least 60 days prior to the end of the Initial Term or any Rollover Term, as the case may be.

         10.2. Loss of Rights. BISYS may terminate this Agreement and/or terminate or modify all or part of the Site or Product(s) if the provision thereof (i) becomes the subject of a claim that it infringes the ownership rights of any third party or that BISYS otherwise does not have the right to permit others to use it in whole or in part; or (ii) depends on an agreement between BISYS and a third party, and that agreement is modified or terminated for any reason or breached by the third party and as a result BISYS is unable to continue to provide all or part of the Site or Product(s) upon terms reasonably acceptable to BISYS.

         10.3. Misuse. Upon 30 days' notice to the Company, BISYS may immediately terminate this Agreement and/or access to or the provision of the Site or any Product if use by the Company, the Manager, or any User has jeopardized the proper and efficient operation of the Product, or if, in BISYS's reasonable opinion, the Company or the Manager has violated any law or regulation to which the Company, the Manager, or BISYS is subject and Company and/or Manager have not fully cured such violation and removed any increased risk of liability to BISYS hereunder resulting therefrom.

         10.4. Illegality. Either party may immediately terminate this Agreement in whole or with respect to the affected Product(s) and related Services if the provision of the Site or such Product(s) becomes illegal or contrary to any applicable law.

         10.5. Change in Transfer Agent. This Agreement will terminate in the event BISYS or one of its affiliates ceases to serve as the Company's transfer agent and the Company and the Manager do not agree to increased maintenance fees proposed by BISYS.

         10.6. Cause. Either party may immediately terminate this Agreement if:

         10.6.1. the other party materially breaches this Agreement and the breach is not remedied within 30 days after the party wishing to terminate gives the breaching party written notice of the breach;

         10.6.2. a final, unappealable judicial, regulatory or administrative ruling or order is made in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or

         10.6.3. the other party makes an assignment for the benefit of its creditors, files a voluntary petition under any bankruptcy or insolvency law, becomes the subject of an involuntary petition under any bankruptcy or insolvency law that is not dismissed within 60 days, or a trustee or receiver is appointed under any bankruptcy or insolvency law for the other party or its property.

         10.7. Company and Manager Obligations Upon Termination. Promptly upon termination of this Agreement for any reason or upon expiration of any Transition Period (as defined below), whichever is later, the Company and the Manager will:

         10.7.1.  Delete any Hypertext Link to the Site;

         10.7.2. Return to BISYS or delete or otherwise destroy any BISYS Content, BISYS Marks, Documentation and BISYS's Confidential Information stored or otherwise in its possession, custody or control, and certify in writing to BISYS that it has done so; and

         10.7.3. Pay all unpaid amounts due to BISYS through termination and the end of the Transition Period; and

         10.8. BISYS's Obligations Upon Termination. Promptly upon termination of this Agreement for any reason or upon expiration of the Transition Period, if any, whichever is later, BISYS will:

         10.8.1. Cease operation of the Product, and use of Company Content, Company Marks and Company-owned URLs; and

         10.8.2. Return to the Company or the Manager or delete or otherwise destroy Company Content, Company Marks and the Company's Confidential Information in the possession of BISYS stored or otherwise in its possession, custody or control except as reasonably necessary for its legal protection, and certify in writing to the Company and the Manager that it has done so.

         10.9. Transition Period. Upon the termination or expiration of this Agreement, provided that the Company and the Manager have paid all fees due BISYS hereunder, the Company and the Manager may elect to have BISYS continue to provide all or a portion of the Site, together with the relevant Products and Services for such period of time agreed to between BISYS, the Company, and the Manager (not to exceed 12 months) (the "Transition Period"). During the Transition Period, the Company or the Manager will pay BISYS, in accordance with
Section 5 hereof, the then-current fees and a mutually agreed upon hourly rate for any resources required to facilitate a transition of any necessary information to the Company, the Manager, or an alternate service provider.

11. GENERAL

         11.1. Similar Agreements. Nothing herein will be deemed to limit or restrict BISYS from providing to any other person or entity products and/or services substantially similar to the Products and Services provided hereunder.

         11.2. Entire Agreement. This Agreement and any and all addenda, schedules or exhibits attached to this Agreement represent the entire agreement of the parties regarding its subject matter. There are no other oral or written collateral representations, agreements, or understandings regarding this Agreement's subject matter.

         11.3. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

         11.4. Notices. All notices, requests and other communications to any party under this Agreement will be in writing and will be given to a party at its address set forth below or at such other address as any party may notify the other parties of in writing. Each notice, request or other communication will be effective (a) if given by facsimile, on the business day (or if after 5:00 p.m. at the place of receipt or on a non-business day, on the next business day) a confirmed transmission is sent, or (b) if given by any other means, when received.

                          To BISYS:

                                     BISYS Fund Services Ohio, Inc.
                                     3435 Stelzer Road
                                     Columbus, Ohio 43219
                                     Fax:  614-470-8712
                                     Attn.:  President

                          With a copy to:

                                     The BISYS Group, Inc.
                                     90 Park Ave., 10th floor
                                     New York, NY 10016
                                     Fax no: (212) 907-6035
                                     Attn: General Counsel

                          To the Company:

                                     Performance Funds Trust
                                     248 East Capitol Street
                                     Jackson, Mississippi 39201
                                     Fax no:
                                     Attn:

                          To the Manager:

                                     Trustmark Investment Advisors
                                     248 E. Capitol
                                     Jackson, MS  39201
                                     Fax no: (601) 208 - 2317
                                     Attn: Doug Ralston, President

         11.5. Assignments. This Agreement will be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives, successors and assigns. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, except that BISYS may assign any of its rights and delegate any of its duties under this Agreement, in whole or in part, to any of its Affiliates without obtaining consent.

         11.6. Amendments; Waivers. This Agreement may not be amended, modified or superseded, unless expressly agreed to in writing by the parties. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. The failure of either party at any time or times to require full performance of any provision of this Agreement will in no manner affect the right of that party at a later time to enforce the provision.

         11.7. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not be affected.

         11.8. Survival. The right of any party to compensation or indemnification in accordance herewith for any action taken or omitted during the term of this Agreement and the provisions of Sections 1.3, 3.7, 6, 9, 10.7, 10.8, 10.9 and 11 will survive the termination of this Agreement.

         11.9. Counterparts. This Agreement may be executed in one or more counterparts which, taken together, will be considered one original document.


                                     * * * *

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

PERFORMANCE FUNDS TRUST                    BISYS FUND SERVICES OHIO, INC.

By: /s/ Walter B. Grimm                    By: /s/ William Tomko
    -----------------------------              -----------------------------
Name: Walter B. Grimm                          Name: William Tomko
Title: President                               Title: Executive Vice President


TRUSTMARK INVESTMENT ADVISORS

By: /s/ Doug Ralston
    -----------------------------
Name: Doug Ralston
Title: President

                                   SCHEDULE A
                        TO THE WEBSITE SERVICES AGREEMENT
                          AMONG PERFORMANCE FUNDS TRUST
                       TRUSTMARK INVESTMENT ADVISORS. AND
                         BISYS FUND SERVICES OHIO, INC.

PRODUCT: BISYS WEBFUND(TM) PUBLIC WEB SITE

The WebFund(TM) Public Web Site Product is a custom web site accessible by the general public. The Product allows the client to customize the site into "Sections" including a "Home Page" and links to Company information (e.g., prospectus, news items). Sections may also be included for pricing and performance information regarding specified Funds and classes ("Designated Funds/Classes").

The following standard customization are included in the Implementation Fee for this Product. Any additional customizations requested by the Company will be considered "Enhanced Customizations" and subject to an additional charge.

         1.       Place the Company's logo on all the Product pages;

         2.       Text information provided by the Company placed on the Home
                  Page;

         3. A Section for each Designated Fund/Class including the following:

                  (i)      An Overview Page;

                  (ii)     Prospectus and any supplements thereto;

                  (iii)    Financial reports (including one graphic);

                  (iv)     Performance information;

                  (v)      Share price; and

                  (vi)     Privacy notice.

         4. A page containing an interactive risk profile quiz provided by the Company; no graphics are included in the quiz;

         5. A What's News Section that may include Company newsletters, portfolio commentaries, or other news commentary designated by the Company (accessed through a Hypertext Links from the Home
                  Page);

         6. A Contact Us Section that includes the Company's contact and destination information for an electronic mail form (accessed through a Hypertext Links from the Home Page);

         7. An Investment Tools Section with a main page containing links to up to 10 calculators chosen by the Company from a list of calculators then offered for inclusion by BISYS and text information supplied by the Company explaining the calculators; and

         8. A Hypertext Link from the Home Page back to a location on the Company Site.

MAINTENANCE

Product maintenance consists of the following:

ONGOING HOSTING OF THE SITE, INCLUDING MAINTENANCE OF SECURITY PROCEDURES OUTLINED IN SECTION 4.4 OF THE AGREEMENT.

DAILY UPDATES TO THE SHARE PRICE WITHIN THREE HOURS OF RECEIPT OF INFORMATION FROM CLIENT OR CLIENT'S DESIGNEE.

QUARTERLY UPDATES (WITHIN 14 DAYS OF RECEIVING THE INFORMATION IN PROPER FORMAT) TO THE FOLLOWING:

         (i)      Home Page text;

         (ii)     Overview Page text;

         (iii)    Performance information; and

         (iv)     What's News text.

SEMI-ANNUAL UPDATES TO FINANCIAL REPORTS.

ANNUAL UPDATES TO THE PROSPECTUS.



BISYS SHALL MAKE MAINTENANCE MODIFICATIONS TO THE SITE FROM TIME TO TIME AS REASONABLY NEEDED TO MEET THE STANDARDS OF THIS AGREEMENT INCLUDING ANY SCHEDULES FOR OPERATION OF THE SITE, INCLUDING THE STANDARD SERVICE LEVEL AGREEMENT ATTACHED AS SCHEDULE D, TO BACK UP THE SITE AT LEAST ONCE EVERY TWO WEEKS, AND TO STORE SAID BACK UP MATERIALS IN A SAFE AND SECURE ENVIRONMENT, FIT FOR THE BACK UP MEDIA, AND NOT LOCATED AT THE SAME LOCATION AS BISYS' WEB SERVER. ALSO AS PART OF THIS SERVICE, BISYS SHALL USE ITS BEST EFFORTS TO ENSURE REASONABLE RESPONSE TIMES FOR USERS ACCESSING THE SITE.

OTHER SERVICES



BISYS will also provide transaction logging during the time that the Site is located on BISYS' Web Server. BISYS will make available on a monthly basis and free of charge an analysis of Site traffic as produced by Web Trends, or a substantially equivalent analysis.

                                   SCHEDULE B
                        TO THE WEBSITE SERVICES AGREEMENT
                          AMONG PERFORMANCE FUNDS TRUST
                       TRUSTMARK INVESTMENT ADVISORS, AND
                         BISYS FUND SERVICES OHIO, INC.

                                 USER AGREEMENT

Not applicable

                                   SCHEDULE C
                        TO THE WEBSITE SERVICES AGREEMENT
                          AMONG PERFORMANCE FUNDS TRUST
                       TRUSTMARK INVESTMENT ADVISORS, AND
                         BISYS FUND SERVICES OHIO, INC.

                                      FEES

IMPLEMENTATION

WebFund(TM)(public site):  N/A

50% of the total Implementation Fee is due and payable upon contract execution. The balance of the Implementation Fee will be billed upon acceptance of the Products by the Company, and payment is due within 30 days of invoice.



MAINTENANCE

WebFund(TM)(public site):  $30,000 per year

Maintenance Fees are billed monthly in arrears and due within 30 days of invoice. In the event BISYS or one of its affiliates does not serve as the transfer agent for any Fund, Maintenance Fees will be increased; in the event the Company and the Manager do not agree to such increase, the Agreement will terminate with respect to affected Fund(s) effective upon the date on which BISYS or its affiliate ceases to serve as transfer agent with regard to such Fund(s).

                                   SCHEDULE D
                        TO THE WEBSITE SERVICES AGREEMENT
                          AMONG PERFORMANCE FUNDS TRUST
                       TRUSTMARK INVESTMENT ADVISORS, AND
                          BISYS FUND SERVICES OHIO, INC


BISYS Standard Service Level Agreement



1. Application Availability - Web Site Intranet / Internet

         a. Application Availability will be at 99% per calendar month ("Month"), except for unavailability which may result from:
                  (i) insufficient or inadequate customer bandwidth or technology; (ii) Internet black-outs and slowdowns; (iii) failure of telecommunications providers to provide sufficient service; or (iv) preventative maintenance by BISYS in the ordinary course of its business that is necessary to maintain, update, or refresh the software (see 1.b.iv).

         b.       Calculations

                  i. Availability Hours = 24 (x) numbers of days in the month (-) scheduled maintenance periods used.

                  ii. Hours Online = Actual number of hours the application was available in the month

                  iii. Application Availability Percentage = Hours Online (/) Availability Hours

                  iv. BISYS reserves the option to conduct maintenance during two (2) weekends per month. BISYS will provide the client with five (5) business days notice before scheduling any such maintenance. Maintenance will be performed on weekends during periods beginning Saturday @ 8:00 AM Eastern Time through Sunday @ 8:00 PM Eastern Time during the designated weekends.

         c. For any single Month, if the Web site availability does not meet or exceed the 99% availability standard outlined above, liquidated damages will be paid by BISYS. Upon failure to meet the Average Monthly Availability Levels, BISYS shall pay (but only as a credit to fees payable to BISYS) liquidated damages (not as a penalty) to the Client at the following rates, provided that the amount of liquidated damages credited by BISYS during any 12-Month period will not exceed the amount of charges for Internet Services the Client paid to BISYS during the same 12-Month period.

       ---------------------------------------------------------------------
                                                 LIQUIDATED DAMAGES
                                          AS A PERCENTAGE OF FEES FOR ISP
              AVAILABILITY                SERVICES OTHERWISE DUE PER MONTH
       ---------------------------------------------------------------------

                Below 99%                               20%
       ---------------------------------------------------------------------
               Below 98.5%                              50%
       ---------------------------------------------------------------------
                Below 98%                               100%
       ---------------------------------------------------------------------

       ---------------------------------------------------------------------

2. Content Management -- Internet Site Update Services (if applicable)

         a. Quarterly text updates will be made to the information on the corresponding Web page, within fourteen (14) days of receipt of such information from the Client. If service is not completed in the time allotted then a $500.00 damage fee is assessed. This does not go against the web site performance.

         b. Semi-annual updates will be made to the viewable and downloadable text which is linked to the "Financial Reports" links for each of the mutual funds, within fourteen (14) days of receipt of such information from the Client. If service is not completed in the time allotted then a $500.00 damage fee is assessed. This does not go against the web site performance.

         c. Annual updates will be made viewable and downloadable text, which is linked to the "Prospectus" links for each mutual fund, within fourteen (14) days of receipt of such information from the Client. If service is not completed in the time allotted then a $500.00 damage fee is assessed. This does not go against the web site performance.

3. Security

         The following security features are included:

                  a) Secure log-on using 128 bit Secure Socket Layer encryption for authorized users

                  b)       Password protection

                  c)       Firewall protection

                  d)       Anti-intrusion software

                  e)       Time-out functionality

                  f)       Password lock-out after three attempts